EXHIBIT 99.1

[ANWORTH LOGO APPEARS HERE]

NEWS RELEASE

For release April 17, 2003

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION

REPORTS EARNINGS OF $0.46 PER SHARE AND DIVIDEND OF $0.45 PER SHARE

FOR FIRST QUARTER OF 2003

SANTA MONICA, California – April 17, 2003 – For the first quarter ended March 31, 2003 and based on a weighted average of 25,926,399 fully diluted shares outstanding, Anworth Mortgage Asset Corporation (AMEX: ANH) today reported unaudited net income of $11,821,548, or $0.46 per share.

The Company also declared a dividend of $0.45 per share. The dividend is payable on May 15, 2003 to holders of record as of the close of business on May 1, 2003 and the ex-dividend date is April 29, 2003.

Mortgage assets held at March 31, 2003 were approximately $2.8 billion and were allocated as follows: 31% Agency ARMS, 55% Agency hybrid ARMS, 12% Agency fixed-rate MBS, and 2% Agency floating-rate CMO. Approximately 71% of the assets were invested in FNMA securities with the balance invested in FHLMC and GNMA securities.

At March 31, 2003, the weighted average coupon of the mortgage assets was 4.89% and the unamortized premium was $73 million, or 2.7% of the par value of the mortgage assets. During the quarter ended March 31, 2003, the CPR of the mortgage assets was 34.8% and the CPR of the adjustable rate MBS was 31%. For the ARM and hybrid assets, the weighted average term to the next interest rate reset date was 20 months.

At March 31, 2003, the outstanding repurchase agreement balance was $2.48 billion with an average interest rate of 1.64% and an average maturity of 209 days.

For the quarter ended March 31, 2003, the yield on average earning assets after amortization of premium was 3.77% while the cost of funds on average borrowings was 1.79%, resulting in an interest rate spread of 1.98%.

The book value on March 31, 2003 was $293 million, or $11.03 per share, based on 26,558,969 shares outstanding on that date. The impact, however, of the $0.45 per share dividend declared on April 17, 2003 will reduce book value to approximately $10.58 per share.

Average shareholder equity for the quarter was $281 million. The return on average equity for the quarter was 4.2%, or 16.81% on an annualized compounded basis.

Commenting on the Company’s operations, Lloyd McAdams, Chairman and CEO, stated, “We are pleased with this quarter’s results. During the first quarter, an increase in paid-in capital per share has partially offset the widely predicted decrease in return on equity. We continue to believe that the environment for mortgage REITs remains favorable.”

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION

BALANCE SHEETS

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)	(audited)
ASSETS
Mortgage backed securities	$2,815,005	$2,430,103
Other marketable securities	—	—
Cash and cash equivalents	229	906
Interest and dividend receivable	12,472	11,673
Prepaid expenses and other	1,492	1,202

	$2,829,198	$2,443,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Reverse repurchase agreements	$2,485,414	$2,153,870
Payable for purchase of mortgage-backed securities	40,945	—
Accrued interest payable	8,008	9,944
Dividends payable	—	12,673
Accrued expenses and other	1,996	1,875

	$2,536,363	$2,178,362

Stockholders’ Equity
Common stock, par value $.01 per share; authorized 100,000 shares; 26,609 and 25,396 issued and 26,559 and 25,346 outstanding respectively	265	253
Additional paid in capital	271,233	256,610
Accumulated other comprehensive income, unrealized gain on available-for-sale securities	15,696	14,860
Retained earnings (deficit)	6,604	(5,218)
Unearned restricted stock	(734)	(754)
Treasury stock at cost (50 shares)	(229)	(229)

	292,835	265,522

	$2,829,198	$2,443,884

ANWORTH MORTGAGE ASSET CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three months ended March 31,
	2003	2002
Interest and dividend income net of amortization of premium and discount	$23,327	$7,925
Interest expense	(10,210)	(3,007)

Net interest income	13,117	4,918

Gain on sales	652	223
Expenses:
External base management fee	—	(208)
External incentive fee	—	(728)
Compensation and benefits	(386)	—
Incentive compensation	(1,218)	—
Cost incurred in acquiring external manager	—	—
Other expenses	(343)	(90)

Net income	$11,822	$4,115

Basic earnings per share	$0.46	$0.45

Dividends declared per share	—	—

Average number of shares outstanding	25,796	9,107

Diluted earnings per share	$0.46	$0.45

Average number of diluted shares outstanding	25,926	9,214

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